UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 6, 2016

The Medicines Company
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sylvan Way Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 290-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On May 9, 2016, The Medicines Company (the “Company”) announced it entered into a purchase and sale agreement with Chiesi Farmaceutici S.p.A. (“Chiesi”) and Chiesi USA, Inc. to sell three of its acute cardiovascular care assets, Cleviprex® (clevidipine), Kengreal® (cangrelor) and the Company’s rights to Argatroban for Injection (the “ACC Products”). The Company expects to receive at closing approximately $261.6 million in cash, which includes the value of product inventory, and Chiesi will assume certain liabilities related to the ACC Products. The Company may receive up to an additional $480.0 million in the aggregate following the achievement of specified U.S. net sales milestones with respect to Cleviprex and Kengreal. The closing of the transaction remains subject to the satisfaction or waiver of customary conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

In connection with the anticipated completion of the Company’s sale of the ACC Products, the Company is filing as Exhibit 99.1 hereto certain pro forma financial information giving pro forma effect to the sale of the ACC Products as of the dates indicated therein.

Item 9.01. Financial Statements and Exhibits.
(b)     Pro forma financial information:
Attached as Exhibit 99.1 hereto and incorporated by reference are an unaudited pro forma consolidated balance sheet as of March 31, 2016 and unaudited pro forma consolidated statements of operations for the three months ended March 31, 2016 and the year ended December 31, 2015, in each case giving pro forma effect to the Company’s anticipated sale of the ACC Products.

(d)     Exhibits:
See the Exhibit Index attached hereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEDICINES COMPANY
Date:  June 6, 2016
By:    /s/ Stephen M. Rodin
Stephen M. Rodin
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Pro Forma Financial Information